SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR (g) OF THE

SECURITIES EXCHANGE ACT OF 1934

STAR GAS PARTNERS, L.P.

(Exact name of Registrant as specified in its charter)

Delaware	06-1437793
(State of incorporation or organization)	(IRS Employer Identification No.)

2187 Atlantic Street, Stamford, CT	06902
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. ☒	If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective Pursuant to General Instruction A. (d), please check the following box. ☐

Securities Act registration statement file number to which this form relates:	N/A (If applicable)

Securities to be registered pursuant to Section 12(b) of the Act:

TITLE OF EACH CLASS TO BE SO REGISTERED	NAME OF EACH EXCHANGE ON WHICH EACH CLASS IS TO BE REGISTERED
Rights To Purchase Common Units	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

                                         None

(Title of Class)

ITEM 1. DESCRIPTION OF SECURITIES TO BE REGISTERED

On April 17, 2001, Star Gas Partners, L.P., a Delaware limited partnership (which we refer to as “we”, “us” or the “partnership” in this registration statement), adopted a unit purchase rights agreement between us and American Stock Transfer & Trust Company as rights agent (the “rights agreement”). Under the rights agreement, we have declared a distribution of one right to purchase one Class A common unit for each outstanding common unit, senior subordinated unit, junior subordinated unit and general partner unit of the partnership.

On December 2, 2005, we entered into an amendment to the rights agreement that provides that notwithstanding anything contained in the rights agreement to the contrary, Kestrel Energy Partners, LLC (“Kestrel”), Kestrel Heat, LLC (“Kestrel Heat”), KM2, LLC (“M2”) and their affiliates or associates shall not become or be an acquiring person solely by virtue of either:

(i) the execution, delivery and performance of either the unit purchase agreement dated as of December, 2005 among the partnership, Star Gas LLC, Kestrel, Kestrel Heat and M2 (the “unit purchase agreement”) or the ancillary documents (as defined in the unit purchase agreement); or

(ii) the consummation of the transaction (as defined in the unit purchase agreement) unless and until such time as any such person, together with its respective affiliates and associates, is then the beneficial owner of 15% or more of the common units then outstanding (including, without limitation, by virtue of beneficial ownership referenced in clause (i) or (ii) above) and either (1) such person shall then purchase or otherwise become (as a result of actions taken by such person or its affiliates or associates) the beneficial owner of additional common units representing more than 1% of the common units then outstanding except as otherwise permitted by the unit purchase agreement and ancillary documents or (2) any other person who is the beneficial owner of more than 1% of the common units then outstanding shall become an affiliate or associate of Kestrel, Kestrel Heat or M2.

ITEM 2. EXHIBITS

Exhibit 4.1	Unit Purchase Rights Agreement, dated April 17, 2001 by and between Star Gas Partners, L.P. and American Stock Transfer & Trust Company, including the form of Rights Certificate and the Summary of Rights attached thereto as Exhibits A and B, respectively. (Previously filed.)

Exhibit 4.2	First Amendment to Unit Purchase Rights Agreement, dated as of December 2, 2005.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

STAR GAS PARTNERS, L.P.
By: Star Gas LLC, as general partner
Date: December 5, 2005

	By:	/s/ Richard F. Ambury
Name: Richard F. Ambury Title: Chief Financial Officer

EXHIBIT INDEX

Exhibit 4.2	First Amendment to Unit Purchase Rights Agreement, dated as of December 2, 2005.

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